SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2006
STURM, RUGER & COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-10435 (Commission File Number)	06-0633559 (IRS Employer Identification Number)

ONE LACEY PLACE, SOUTHPORT, CONNECTICUT (Address of Principal Executive Offices)	06890 (Zip Code)
Registrant’s telephone number, including area code (203) 259-7843
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
     As disclosed by Sturm, Ruger & Company, Inc. (the “Company”) on the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2006, effective September 25, 2006, Michael O. Fifer became the Chief Executive Officer of the Company. Pursuant to an offer letter, dated September 5, 2006, sent to Mr. Fifer by the Company (the “Offer Letter”), Mr. Fifer is entitled to receive an annual base salary of $400,000 and is eligible to participate in the Company’s management incentive compensation program at a target level of 75% of his base salary. Mr. Fifer will receive a guaranteed incentive award of $75,000 for the 2006 year if he remains employed by the Company until December 31, 2006.
     The Offer Letter also provides for the grant of stock options to purchase 400,000 shares of the Company’s common stock pursuant to the terms of the Company’s 1998 Stock Option Incentive Plan (which vest over a five year period), reimbursement of certain moving expenses and four weeks of paid vacation. Mr. Fifer will also be eligible to participate in the Company’s Salaried Employees Retirement Income Plan, Profit Sharing Plan and health, dental, life and long-term disability insurance coverage.
     In addition, the Offer Letter provides that the Company will: (i) enter into an executive severance agreement with Mr. Fifer which will provide severance benefits in the event that Mr. Fifer is terminated by the Company for any reason other than for cause (which will be defined in the severance agreement) and (ii) grant Mr. Fifer a restricted stock award for $250,000 of the Company’s common stock subject to the terms of a restricted stock award that is still in development by the Company.
     The foregoing descriptions of the Offer Letter is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated as of September 5, 2006, by and between Sturm, Ruger, & Co., Inc. and Michael O. Fifer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STURM, RUGER & COMPANY, INC.
By:	/s/ Thomas A. Dineen
	Name:	Thomas A. Dineen
	Title:	Principal Financial Officer, Treasurer and Chief Financial Officer

Dated: September 28, 2006

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